UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 13, 2014

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

3019 Enterprise Drive
Anderson, IN	46013

(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:

(775) 856-2500

                     N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 18, 2014, Altair Nanotechnologies, Inc. (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with continuous listing rule 5250(c)(1) due to its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Nasdaq staff had previously granted the Company until July 31, 2014 to file its Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”) and until September 30, 2014 to file its Quarterly Report on From 10-Q for the period ended March 31, 2014. The Company failed to file the Form 10-K within the extension period, and Nasdaq staff is evaluating an explanation and new timeline submitted by the Company.

As required by the August 18, 2014 letter from the Nasdaq staff, the Company has issued a press release with respect to such letter, a copy of which is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Interim Chief Executive Officer.

On August 13, 2014, the Company received a letter of resignation from Guo-Hua Sun as the Interim Chief Executive Officer of the Company due to time constraints and the identification of a suitable replacement candidate. Mr. Sun will continue to serve as a director of the Company and as an executive of Zhuhai Yintong Energy Company Ltd. and other entities under common control with the Company’s majority shareholder, Energy Storage (China), Ltd.

Appointment of Chief Executive Officer.

On August 15, 2014, the Board of Directors of the Company appointed James T. Zhan, age 47, as Chief Executive Officer of the Company. Prior to joining the Company, beginning in May 2013, Mr. Zhan served as the General Manager for Chinese Institutional Client for Sun Hung Kai Financial, a China based financial advisory firm. From October 2009 to May 2012, Mr. Zhan was Head of China Coverage and Co-Chairman of China Business Committee for Mizuho Securities Asia, a large Japanese financial institution. Mr. Zhan served as an independent financial consultant from January 2009 to September 2009 and served as a Director at Deutsche Securities Asia from February 2008 to January 2009. From January 2007 to March 2008, Mr. Zhan was a Vice President with JPMorgan Chase Securities Asia. From April 2004 to January 2007, Mr. Zhan was a Vice President of Merrill Lynch Investment Managers, and from June 2000 to April 2004, Mr. Zhan was an Associate with Global Investment Bank, JPMorgan Chase & Co.

Mr. Zhan earned an M.B.A. in Finance and Corporate Accounting, University of Rochester, New York, an M.S. in Engineering, Louisiana Tech University, Ruston, Louisiana, and a B.S. in Mechanics (Applied Mathematics) from Beijing University, China.

Mr. Zhan will receive a salary of $300,000 per year and is expected to sign an employment agreement on terms consistent with that signed by previous Chief Executive Officers of the Company.

Appointment of Chief Operating Officer.

On August 15, 2014, the Board of Directors of the Company appointed Thomas Reddington, age 57, as Chief Operating Officer of the Company. Mr. Reddington has worked as Chief Operating Officer of Altairnano, Inc. since April 28, 2014. Prior to joining Altairnano, Inc., Mr. Reddington was Vice President of Operations at LE, Inc., an Electric Motor / Generator Technology Company, from July 2012 to May 2014. From Jan 2009 to June 2014 Mr. Reddington managed his own consulting firm, specializing in international project management. From August 1976 to Aug 2011, Mr. Reddington worked for Delphi Automotive Systems in various capacities including Director of Engineering.

Mr. Reddington graduated from Purdue University with a B.S. in Electrical Engineering and completed an MBA from Anderson University in Indiana.

Mr. Reddington will receive a salary of $175,000 per year.

Appointment of Director

On August 15, 2014, the Board of Directors of the Company appointed Li Yang as a director of the Company and a member of the Audit Committee of the Board of Directors. Mr. Li has worked as lawyer in private practice for Yang & Associates, PC since 1997. Mr. Li obtained a law degree from Fudan University School of Law in China in 1988 and received a J.D. from the University of Georgia School of Law in 1993.

Item 9.01	Financial Statements and Exhibits

Exhibits.

99.1    Altair Nanotechnologies Reports Receiving a Nasdaq Non-Compliance Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: August 19, 2014	By	/s/ Karen Werner
Karen Werner, Interim Chief Financial Officer